Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SHARECARE

The following discussion and analysis of the financial condition and results of operations of Sharecare, Inc. (for purposes of this section, “Sharecare,” “we,” “us” and “our”) should be read together with our unaudited interim financial statements as of June, 30 2021 and for the six months ended June 30, 2021 and 2020, together with the related notes thereto, and our pro forma financial information as of June 30, 2021 and for the six months ended June 31, 2021 and the year ended December 31, 2020 included elsewhere in this amendment to the current report on Form 8-K, which was originally filed with the SEC on July 8, 2021 (as originally filed, the “Super 8-K” and, as amended hereby, the “Amended Super 8-K”). The discussion and analysis should also be read together with our audited consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018, together with the related notes thereto, and the sections entitled “Business of New Sharecare” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sharecare” incorporated by reference into the Super 8-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors” incorporated by reference into the Super 8-K. Actual results may differ materially from those contained in any forward-looking statements.

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Super 8-K, and, if not defined in the Super 8-K, the Registration Statement on Form S-4 (File No. 333-253113).

Overview

We are a leading digital healthcare platform company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey. Our comprehensive platform is a health and well-being digital hub that unifies elements of individual and community health into one experience in order to enable members to live better, longer lives. We are driven by our philosophy that we are “All Together Better” as well as our goal to turn individual progress into community transformation. Given a unique blend of expertise across technology, media, and healthcare, we have, through a number of strategic acquisitions and integration of key technologies and capabilities over the last ten years, built our platform into what we believe is the most comprehensive and seamless experience currently available in the digital healthcare space.

Our business combines business-to-business and direct-to-consumer sales models and functions on a more distinctive business-to-business-to-person model. Focusing on the individual, we aim to provide a solution that we believe is more comprehensive than other digital platforms by bringing together scientifically validated clinical programs and engaging content to deliver a personalized experience for our members, whether they come to us by way of the workplace, the exam room, or the living room.

We derive net revenue from multiple stakeholders and while we are focused on the individual’s unique experience, our platform is purpose-built to seamlessly connect stakeholders to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes. As we expand our offerings and look to further develop our technologies, we continue to consider the distinct needs of each division as well as opportunities to better connect and cross-sell while we grow and integrate our solutions into one seamless platform.

Our one platform can be disaggregated into three different client channels:

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Enterprise:    Our enterprise channel includes a range of clients — from large employers and healthcare systems to government agencies and health plans — that use our platform to engage with their population, dynamically measure the impact of that engagement, and efficiently deliver health and wellness services.

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Provider:    Our suite of data and information-driven solutions for healthcare providers are tailored to improve productivity and efficiency and enhance patient care and management while upholding the latest compliance, security, and privacy standards.

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Consumer Solutions:    Our robust platform and suite of digital products and medical expert knowledge provides members with personalized information, programs, and resources to improve their health and well-being, and affords sponsors the opportunity to integrate their brands into Sharecare’s consumer experience in a highly contextual, relevant, and targeted environment.

Recent Developments Affecting Comparability

COVID-19 Impact

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the US. Many U.S. states declared a health emergency and issued orders to close all nonessential businesses until further notice. As an organization within the healthcare industry, Sharecare is deemed to be an essential business. Nonetheless, out of concern for employees’ safety and pursuant to the government orders, Sharecare requested many employees telecommute from their homes.

While Sharecare is an essential business for its customers, it has not expected a significant negative impact to its consolidated financial position, results of operations, and cash flows related to this matter, as a result of the broader economic impact and the prolonged disruption to the economy, customers may be facing liquidity issues and may be slower to pay or altogether withdraw from their commitments; however, the ultimate financial impact related to the pandemic is still unknown.

Given the volatility of the circumstances surrounding the pandemic, Sharecare has evaluated potential risks to its business plan. The economic slowdown could delay Sharecare’s sales objectives for new business for its digital product; the decline in non-urgent medical appointments could lessen the demand for medical record transfers in the ROI business; and Blue Zone communities may see a decrease in spending due to social distancing. In addition, Sharecare may be impacted by currency fluctuations, as the U.S. Dollar has gained strength during the pandemic, with the biggest impact thus far being to the Brazilian Real.

Key Factors and Trends Affecting our Operating Performance

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including our success with respect to the following:

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Expanding our Footprint.    We believe that our current client base represents a small fraction of potential clients that could benefit from our highly differentiated solutions. We will continue to invest in our sales and marketing efforts and leverage our partner relationships to continue to acquire new clients, including individuals, providers, employers, health plans, government organizations, and communities.

•	Expanding our Existing Client Relationships. We also believe that there is significant opportunity to generate growth by maintaining and expanding our relationships with existing clients, including:

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increasing engagement and enrollment of eligible members at our existing enterprise clients through continued sales and marketing efforts, including targeted next-generation digital modeling and marketing, and capitalizing on insights from claims ingestion (the process by which we receive and process information from our clients), population risk stratification and incentives management;

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promoting our marketplace of existing targeted digital therapeutics to close gaps in care in high-cost areas (with incremental fee per enrollee), which we believe represents a $1 billion revenue opportunity within our currently contracted clients; and

•	expanding our relationships with our top 25 provider clients with an opportunity to extend our provider products and services to more than 4,000 additional healthcare sites.

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Offering Additional Solutions.    We believe there is significant opportunity to cross-sell our provider solutions to existing accounts, including deploying our value-based care and payment integrity solutions to approximately 6,000 health system clients.

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Growing our Platform.    We are constantly evaluating the marketplace for ways to broaden and enhance our client and member experience, improve clinical results, and increase revenue through product innovation, partnerships, and acquisitions. We intend to continue to leverage our expertise through adding digital therapeutics partnerships as well as the acquisition of products and services that are directly relevant to our existing clients. Additionally, we believe our strong and embedded client relationships provide us with unique perspectives into their evolving needs and the needs of their populations.

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Evolving our Products to Cater to an Evolving Industry.    As the digital healthcare industry grows, we closely monitor evolving consumer trends and organizations’ needs so that we may adapt our platform to better suit our clients’ demands. Since March 2020, the COVID-19 pandemic greatly accelerated the demand for virtual care solutions and resulted in rapid growth and increased adoption of digital health technologies, which Sharecare was in a unique position to undertake. By building on our deep expertise in handling and managing mass health data, we launched a suite of distinct but complementary digital tools and programs to address the evolving emotional, educational, clinical, and operational challenges introduced by the pandemic. We intend to continue to look for opportunities to leverage our platform and expertise to provide first-mover solutions to evolving and future demands in the digital healthcare industry.

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Acquisitions.    We believe that our proven track record of successful acquisitions coupled with the flexibility and capabilities of our platform uniquely positions us to continue opportunistically pursuing attractive M&A opportunities. We believe this potential is further accentuated by our multiple client channels and constantly expanding member base. Future acquisitions could drive value and growth in a host of ways including access to new customers and potential cross-sell opportunities; unlocking new customer channels or geographies; adding new solutions to serve our existing client base; and adding new capabilities to enhance our existing solution offering or the efficiency of our platform. In addition, we believe our acquisition track record demonstrates our ability to realize synergies and optimize performance of potential M&A partners.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. GAAP, we believe adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison. The reconciliations of adjusted EBITDA to net loss, the most directly comparable financial measures stated in accordance with GAAP, is provided below. Investors are encouraged to review the reconciliation and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes.

We calculate adjusted EBITDA as net loss adjusted to exclude (i) depreciation and amortization, (ii) interest income, (iii) interest expense, (iv) other expense (non-operating), (v) income tax expense, (vi) share-based compensation, (vii) severance, (viii) warrant value for revenue contracts, (ix) transaction and closing costs and (x) gain/loss from equity method investment. We do not view the items excluded as representative of our ongoing operations.

The following table presents a reconciliation of adjusted EBITDA from the most comparable GAAP measure, net loss, for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
(in thousands)	2021	2020
Net Loss	$(52,176)	$(25,308)
Add:
Depreciation and amortization	13,850	13,047
Interest Income	(29)	(53)
Interest Expense	14,105	15,423
Other expense	20,730	312
Income tax (benefit) expense	(14)	(227)
Stock Option Expense	14,386	5,813
Severance	265	1,797
Warrants issued with revenue contracts(a)	38	263
Transaction/Closing costs	2,022	188

Adjusted EBITDA(b)	$13,177	$11,255

(a)	Represents the non-cash value of warrants issued to clients for meeting specific revenue thresholds.
(b)	Includes non-cash amortization associated with contract liabilities recorded in connection with acquired businesses.

Components of Our Results of Operations

Revenue

The enterprise channel provides employers and health plans with health management programs for large populations, including digital engagement, telephonic coaching, incentives, biometrics, and digital therapeutics offerings. Revenue is recognized on a per member per month (“PMPM”) basis or based on member participation as services are provided. These contracts often include a fee for the implementation of and the subsequent subscription of the Sharecare digital platform which may also be sold on a stand-alone basis. Provider revenue is primarily based on health document requests filled in the health data services business line, as well as subscription fees for various technology related services that assist providers with performance and maximizing reimbursement. Consumer solutions revenue is generated mostly through ad sponsorships to Sharecare’s extensive member database.

Costs of Revenue

Costs of revenue primarily consists of costs incurred in connection with delivering our various revenue generating activities, including personnel related expenses. Costs are primarily driven by volumes related to requests, engagement, and incentive fulfilment. The major components that make up our cost of revenue are personnel costs to support program delivery as well as customer service along with share-based compensation, data management fees related to file processing, and variable fees to deliver specific services that may require third party vendors, direct marketing, fulfillment, transaction fees, or other costs that can be reduced to offset a decline in revenue. Because our growth strategy includes substantial opportunity to scale low-personnel cost products, we would anticipate future revenue to grow at a faster rate than cost of revenue as those low-personnel cost products mature. Costs of revenue do not include depreciation or amortization, which are accounted for separately.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of employee-related expenses, including salaries, benefits, commissions, employment taxes, travel, and share-based compensation costs for our employees engaged in sales, account management, marketing, public relations and related support. In addition, these expenses include marketing sponsorships and engagement marketing spend. These expenses exclude any allocation of occupancy expense and depreciation and amortization.

We expect our sales and marketing expenses to increase as we strategically invest to expand our business. We expect to hire additional sales personnel and related account management, marketing, public relations and related support personnel to capture an increasing amount of our market opportunity and upsell/cross-sell within our existing client base. As we scale our sales and marketing personnel in the short- to medium-term, we expect these expenses to increase in both absolute dollars and as a percentage of revenue.

Product and Technology Expenses

Product and technology expenses include personnel and related expenses for software engineering, information technology infrastructure, business intelligence, technical account management, project management, security, product development and share-based compensation. Product and technology expenses also include indirect hosting and related costs to support our technology, outsourced software, and engineering services. Our technology and development expenses exclude any allocation of occupancy expense and depreciation and amortization.

We expect our technology and development expenses to increase for the foreseeable future as we continue to invest in the development of our technology platform. Our technology and development expenses may fluctuate as a percentage of our total revenue from period to period partially due to the timing and extent of our technology and development expenses.

General and Administrative Expenses

General and administrative expenses include personnel and related expenses for our executive, finance, legal, and human resources departments plus all indirect staff in the divisions not attributable to Sales, Marketing or Product and Technology. They also include professional fees, share-based compensation, and all rent, utilities and maintenance related costs. Our general and administrative expenses exclude any allocation of depreciation and amortization.

We expect our general and administrative expenses to increase for the foreseeable future following the completion of the Business Combination due to the additional legal, accounting, insurance, investor relations, and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business. However, we expect our general and administrative expenses to remain steady as a percentage of our total revenue over the near-term. Our general and administrative expenses may fluctuate as a percentage of our total revenue from period to period partially due to the timing and extent of our general and administrative expenses.

Depreciation and Amortization

Depreciation and amortization consists primarily of depreciation of fixed assets, amortization of software, amortization of capitalized software development costs and amortization of acquisition-related intangible assets.

Interest expense

Interest expense primarily relates to interest incurred on our long-term debt and the amortization of debt issuance costs.

Other Expense

Other expense primarily relates to changes in fair value of contingent consideration and warrant liabilities.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table presents our unaudited consolidated statement of operations for the six months ended June 30, 2021 and 2020, and the percentage change between the two periods:

	Six Months Ended June 30,
(in thousands)	2021	2020	$ Change	% Change
Revenue	$188,068	$160,156	$27,912	17%
Costs and operating expenses:
Costs of revenue (exclusive of amortization and depreciation below)	93,028	80,247	12,781	16%
Sales and marketing	23,556	17,889	5,667	32%
Product and technology	36,266	21,146	15,120	72%
General and administrative	38,752	37,680	1,072	3%
Depreciation and amortization	13,850	13,047	803	6%

Total costs and operating expenses	205,452	170,009	35,443	21%

Loss from operations	(17,384)	(9,853)	(7,531)	(76)%
Other income (expense)
Interest income	29	53	(24)	(45)%
Interest expense	(14,105)	(15,423)	1,318	9%
Other expense	(20,730)	(312)	(20,418)	(6544)%

Total other expense	(34,806)	(15,682)	(19,124)	(122)%

Loss before income tax (expense) benefit	(52,190)	(25,535)	(26,655)	(104)%
Income tax (expense) benefit	14	227	(213)	94%

Net loss	$(52,176)	$(25,308)	$(26,868)	(106)%
Net (loss) income attributable to non-controlling interest in subsidiaries	(82)	(268)	186	(69)%

Net loss attributable to Sharecare, Inc.	$(52,094)	$(25,040)	$(27,054)	(108)%

n.m. — Percentage change not meaningful

Revenue

Revenue increased $27.9 million, or 17%, from $160.2 million for the six months ended June 30, 2020 to $188.1 million for the six months ended June 30, 2021. Overall, we saw net gains from new product lines (digital, digital therapeutics and health security programs) and growth in pharmaceutical ad spending for an increase of $37.2 million. In addition, growth from the acquisition of doc.ai was $6.6 million. We also had other growth of $3.4 million around other parts of the business, including population health, HDS audits and ROI business and international operations. Offsetting this growth was the negative impact of COVID-19 on multiple product line revenues in the amount of $13.9 million and the expected attrition of one contract related to a previous acquisition, accounting for a reduction of $5.2 million. The COVID-19 impact resulted from fewer doctor visits, reduction of community events and cancellations of heart health programs and overall concern about the economy that affected long-term contract decisions. Currency translation fluctuations, mostly from our Brazil operations, negatively impacted revenues by $0.5 million.

The channel revenue changed as follows: Enterprise channel increased by $17.1 million (from $96.4 million for 2020 to $113.6 million for 2021), the Provider channel increased by $1.8 million (from $40.3 million for 2020 to $42.2 million for 2021) and the Consumer channel increased by $9.0 million (from $23.4 million for 2020 to $32.4 million for 2021).

Increases in the Enterprise channel (18%) were attributable to a combination of new product and client gains in the digital, digital therapeutics and health security programs, offset by the impact of COVID-19, expected contract attrition from a previous acquisition and currency translation losses. The Provider channel increase (5%) was primarily attributable to the growth in release of information and audit services as volumes return closer to pre-COVID-19 levels. The Consumer channel increase (38%) was due to increased pharmaceutical advertising spend, including addition of new customers and brands.

Costs of Revenue

Costs of revenue increased $12.8 million, or 16%, from $80.2 million for the six months ended June 30, 2020 to $93.0 million for the six months ended June 30, 2021. The increase was due to the growth in sales across all channels and a return to full workforce in the release of information and population health business lines from the reduced staffing in the prior year due to COVID-19 limitations.

Sales and Marketing

Sales and marketing expense increased $5.7 million, or 32%, from $17.9 million for the six months ended June 30, 2020 to $23.6 million for the six months ended June 30, 2021. Sales consultant expenses of $3.0 million were incurred to advance engagement metrics across our client base. Additional sales, sales support and marketing headcount and commissions of $2.2 million is in line with revenue growth efforts. Non-cash stock compensation accounted for $0.4 million of the increase, in line with expense attribution on share-based compensation related to employee stock option issuances based on increases in the stock price.

Product and Technology

Product and technology expenses increased $15.1 million, or 72%, from $21.1 million for the six months ended June 30, 2020 to $36.3 million for the six months ended June 30, 2021. The increase is primarily due to $9.6 million of non-cash stock option expense and $2.3 million in personnel and other technology expense related to the doc.ai acquisition. $8.2 million of the stock option expense is related to replacement options issued in connection with the acquisition of doc.ai that were fully vested and will have no further expense attribution. The remainder of the change was due to platform and security expenses to support the additional staff and customers, mostly the new health security programs that started in 2021.

General and Administrative

General and administrative expense increased $1.1 million, or 3%, from $37.7 million for the six months ended June 30, 2020 to $38.8 million for the six months ended June 30, 2021. Non-recurring legal fees tied to the acquisition of doc.ai of $0.7 million and non-operational consulting fees of $0.6 million related to public market readiness were incurred in the current period. The other increases are attributable to $1.8 million in additional staff tied to growth and recent acquisitions and $1.2 million in contract support for our health security programs. These increases were offset by $1.2 million lower legal fees and a decrease of $2.0 million in stock compensation in the current period.

Depreciation and Amortization

Depreciation and amortization increased $0.8 million, or 6%, from $13.0 million for the six months ended June 30, 2020 to $13.9 million for the six months ended June 30, 2021.

Interest Expense

Interest expense decreased $1.3 million, from $15.4 million for the six months ended June 30, 2020 to $14.1 million for the six months ended June 30, 2021. The decrease is related to a 2% average reduction in the interest rate, lower debt balance on our revolving line of credit as well as a decrease in the accretion of loan financing costs.

Other Expense

Other expense increased $20.4 million, from $312.0 thousand for the six months ended June 30, 2020 to $20.7 million for the six months ended June 30, 2021. The increase is primarily related to additional expense of $15.2 million of re-measurement of contingent consideration and $6.2 million of re-measurement of warrant liabilities. Other expenses are influenced by fluctuations in our stock price and may vary from period to period.

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.

We had $42.8 million in cash and cash equivalents as of June 30, 2021. On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to $466.5 million at June 30, 2021. Our principal commitments as of June 30, 2021, consist of our long-term debt, operating leases, and purchase commitments. See Note 6 and Note 11 to Sharecare’s consolidated financial statements included elsewhere in this Amended Super 8-K.

We believe our operating cash flows, together with our cash on hand and the cash we obtained as a result of the Business Combination, will be sufficient to meet our working capital and capital expenditure requirements in the short-term, i.e., beyond 12 months from the date of this Amended Super 8-K. Our long-term liquidity needs include cash necessary to support our business growth. We believe that the potential financing capital available to us in the future is sufficient to fund our long-term liquidity needs, however, we are continually reviewing our capital resources to determine whether we can meet our short- and long-term goals and we may require additional capital to do so. We may also need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions, and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future as we seek to expand our solution offerings. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product offerings and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See Note 1 to Sharecare’s audited consolidated financial statements and the section titled “Risk Factors — Risks Related to Sharecare — Risks Related to Financing and Tax — We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all” incorporated by reference into the Super 8-K.

The following table summarizes our cash flow data for the periods presented:

	Six Months Ended June 30,
(in thousands)	2021	2020
Net cash (used in)/provided by operating activities	$80	$5,326
Net cash used in investing activities	(18,458)	(11,464)
Net cash provided by financing activities	38,641	7,369

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2021 was $80 thousand, a decrease of $5.2 million from $5.3 million of cash provided by operating activities for the six months ended June 30, 2020.

Cash provided during this period included the $52.2 million net loss for the six months ended June 30, 2021 and $372 thousand cash used net of non-cash items. The cash used was offset by cash provided by changes in operating assets and liabilities of $452 thousand. Cash provided during the prior period included the $25.3 million net loss for the six months ended June 30, 2020 and $0.8 million cash used net of non-cash items. This result for the prior period was offset by cash provided by changes in operating assets and liabilities of $6.1 million.

The operating activity cash change over the prior period of $5.2 million, therefore, was a function of changes in operating assets and liabilities, specifically an increase in accounts receivables and prepaid expenses offset by an increase in deferred revenue. Accounts receivable increased due to new customers related to health security programs. Prepaid expenses increased due to payments related to insurance and software licensing. Deferred revenue increased related to new health security program and doc.ai related customers.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 was $18.5 million compared to $11.5 million of net cash used in investing activities for the six months ended June 30, 2020. The increase in cash outflows was primarily due to cash paid for internal-use software of $7.5 million in support of investments in new products and current product enhancements.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2021 was $38.6 million, primarily due to cash received from the issuance of 62,500 shares of Series D redeemable convertible preferred stock in the amount of $50.0 million, proceeds from the exercise of common stock options and warrants of $2.3 million offset by the net repayment of our Senior Secured Credit Agreement of $13.3 million.

Net cash provided by financing activities for the six months ended June 30, 2020 was $7.4 million, which was primarily due to cash received from the draw down on our Senior Secured Credit Agreement (as defined herein), offset by the partial repayment of our outstanding indebtedness.

Contractual Obligations

The following is a summary of material contractual obligations and commitments as of December 31, 2020:

(in thousands)	Total	2021	2022 – 2023	2024 – 2025	Thereafter
Long-term debt	$190,834	$400	$188,529	$—	$1,905
Operating Leases	9,214	4,482	4,492	240	—
Purchase Commitments	44,622	12,885	17,516	6,221	8,000

Total	$244,670	$17,767	$210,537	$6,461	$9,905

Financing Arrangements

Senior Secured Credit Agreement

In March 2017, we refinanced our existing debt through the execution of that certain Credit Agreement, dated as of March 9, 2017 (as amended, the “Senior Secured Credit Agreement”), among Legacy Sharecare, certain subsidiaries of Legacy Sharecare (together with Legacy Sharecare, the “Borrowers”), the lenders named therein (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”).

The Senior Secured Credit Agreement provides for a senior secured revolving credit facility with total commitments of $60.0 million (the “Revolving Facility”). Availability under the Revolving Facility is generally subject to a borrowing base based on a percentage of applicable eligible receivables. Borrowings under the Revolving Facility generally bear interest at a rate equal to, at the applicable Borrower’s option, either (a) a base rate or (b) a rate based on LIBOR, in each case, plus an applicable margin. The applicable margin is based on a fixed charge coverage ratio and ranges from (i) 1.75% to 2.25% for U.S. base rate loans and (ii) 2.75% to 3.25% for LIBOR. The Credit Agreement matures on February 10, 2023.

In connection with the consummation of the Business Combination, Legacy Sharecare, the other Borrowers, the Lenders and the Administrative Agent, entered into an Amendment Number Six to the Senior Secured Credit Agreement (the “Sixth Amendment”). Pursuant to the Sixth Amendment, the Administrative Agent and Lenders provided certain consents with respect to the Transactions and the consummation of the Business Combination and certain amendments were made to the terms of the Senior Secured Credit Agreement to reflect the Transactions. New Sharecare and certain other subsidiaries of Legacy Sharecare executed joinders to become a party to the Senior Secured Credit Agreement as required by the Sixth Amendment in July 2021.

The Senior Secured Credit Agreement contains a number of customary affirmative and negative covenants and we were in compliance with those covenants as of June 30, 2021. As of June 30, 2021, there were $22 thousand of borrowings outstanding under the Revolving Facility.

In connection with the Business Combination, we repaid all outstanding amounts under the Senior Secured Credit Agreement. In the future, we may incur additional borrowings under the Senior Secured Credit Agreement. See Note 6, Debt, to Sharecare’s consolidated financial statements and the section titled “Risk Factors — Risks Related to Sharecare — Risks Related to Financing and Tax — Our debt agreements contain certain restrictions that may limit our ability to operate our business.” included elsewhere in this Amended Super 8-K.

Second Lien Credit Agreement

In May 2017, we entered into a Second Lien Credit Agreement with a lender for loans up to $50.0 million. In connection with the execution of the Second Lien Credit Agreement, we borrowed $40.0 million.

During 2018, we executed an amendment to the Second Lien Credit Agreement. In conjunction with the amendment, we issued 5,000 warrants totaling $0.2 million and recorded as a discount to the debt, which is being amortized to interest expense.

The lender agreed to accept paid in-kind interest for a portion of the period aggregating $1.4 million as of June 30, 2021. As of June 30, 2021, principal amounts outstanding total $40.2 million.

The Second Lien Credit Agreement was repaid in full and terminated in connection with the consummation of the Business Combination.

Series B-3 Convertible Notes

We issued $30.0 million of Series B-3 Convertible Notes during 2018. The Series B-3 Convertible Notes include interest at 10%, payable quarterly in arrears. The principal on the outstanding notes is convertible into Series B-3 redeemable convertible preferred stock, at a conversion price of $249.87 per share. The carrying value of the Series B-3 Convertible Notes is comprised of the principal outstanding less amounts recorded based on the fair value of warrants issued and the beneficial conversion feature net of accretion. As of June 30, 2021, $95.0 million of Series B-3 Convertible Notes had been issued.

In 2020, certain of the holders of our Series B-3 Convertible Notes agreed to accept paid in-kind interest for a portion of the period at a rate of 12% aggregating $9.2 million as of June 30, 2021. Principal amounts outstanding total $93.5 million as of June 30, 2021.

The Series B-3 Convertible Notes were converted into shares of Series B-3 redeemable convertible preferred stock (and such preferred stock was subsequently converted into common stock) immediately prior to the consummation of the Business Combination.

Series B-4 Convertible Notes

We issued $25.0 million of Series B-4 Convertible Notes during 2019. The Series B-4 Convertible Notes has interest at 10%, payable quarterly in arrears.

In 2020, certain of the holders of our Series B-4 Convertible Notes agreed to accept paid in-kind interest for a portion of the period at a rate of 12% aggregating $2.0 million as of June 30, 2021. Principal amounts outstanding total $25.7 million as of June 30, 2021.

The Series B-4 Convertible Notes were converted into shares of Series B-4 redeemable convertible preferred stock (and such preferred stock was subsequently converted into common stock) immediately prior to the consummation of the Business Combination.

Series B Convertible Promissory Notes to Claritas Capital

In June 2013, we received proceeds of $5.0 million from the issuance of promissory notes to Claritas Capital, convertible into Series B redeemable convertible preferred stock, with interest paid quarterly at 10%, annualized.

In 2020, Claritas Capital agreed to accept paid in-kind interest for a portion of the period at a rate of 12% aggregating $0.5 million as of June 30, 2021. Principal amounts outstanding total $5.1 million as of June 30, 2021.

The Series B Convertible Promissory Notes were converted into shares of Series B redeemable convertible preferred stock (and such preferred stock was subsequently converted into common stock) immediately prior to the consummation of the Business Combination.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity or cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of the consolidated financial statements in conformity with GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, revenue recognition, the valuation of assets and liabilities acquired, and the useful lives of intangible assets acquired in business combinations and the valuation of common stock. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 1, Nature of Business and Significant Accounting Policies, to the consolidated financial statements included elsewhere in this Amended Super 8-K.

Revenue Recognition

Revenue is recognized when control of the promised good or service is transferred to the client, in an amount that reflects the consideration we expect to be entitled to in exchange for that good or service. Sales and usage-based taxes are excluded from revenue. We do not have any contracts that include significant financing fees. We are the principal in all outstanding revenue arrangements. We serve a diverse group of clients.

Enterprise Revenue

We provide employers, health plans, health systems and government organizations with health management programs for their employee base or covered population, including digital engagement, telephonic coaching, incentives, and biometrics. Revenue is recognized on a PMPM basis or based on member participation as services are provided. Member participation fees are generally determined by multiplying the contractually negotiated member rate by the number of members eligible for services during the month. Member participation rates are established during contract negotiations with clients, often based on a portion of the value the programs are expected to create. Contracts with health plans, health care systems and government organizations generally range from three to five years with several comprehensive strategic agreements extending up to ten years in length. Contracts with larger employer clients typically have two- to four-year terms.

Health management program contracts often include a fee for the subscription of the Sharecare digital platform, which may also be sold on a stand-alone basis. This service allows members to access Sharecare’s proprietary mobile application with a comprehensive suite of health and wellness management programs, content, and tools. Revenue is recognized on a per member or a fixed fee basis as the services are provided. These contracts may also include a performance obligation to implement the platform, which includes services such as marketing to the member population, configuration of the platform to be employer/provider specific and the set-up of challenges and incentives. These services are recognized over time as the services are performed. Any termination clauses may impact the contract duration.

Sharecare’s Blue Zones Project is a community well-being improvement initiative designed to change the way people experience the world around them by encouraging and promoting better lifestyle choices, such as commuting, eating, and social habits. Because healthier environments naturally nudge people toward healthier choices, Blue Zones Project focuses on influencing the Life Radius®, the area close to home in which people spend 90% of their lives. Blue Zones Project best practices use people, places, and policy as levers to transform those surroundings. These contracts normally include two performance obligations, the discovery period and the subsequent content delivery for each year of engagement. The revenue is recognized based on the relative standalone selling price of the performance obligations evenly over time. These contracts do not include termination clauses and often have two- to four-year terms.

Certain contracts place a portion of fees at risk based on achieving certain performance metrics, such as cost savings, and/or clinical outcomes improvements (performance-based). We use the most likely amount method to estimate variable consideration for these performance guarantees. We include in the transaction price some or all of an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. We utilize customer data in order to measure performance.

In the event performance levels are not met by the end of the measurement period, typically one year, some or all of the performance-based fees are required to be refunded. During the settlement process under a contract, which generally occurs six to eight months after the end of a contract year, performance-based fees are reconciled and settled.

Prior to January 1, 2019, performance-related adjustments (including any amounts recorded as revenue that were ultimately refunded), changes in estimates, or data reconciliation differences may have caused recognition or reversal of revenue in a current year that pertained to services provided during a prior year. Performance-related adjustments to revenue were not recognized (to the extent that performance-based services are provided, and the price is not fixed or determinable). Effective with the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2019, performance-related revenue is recorded based on the most likely amount to be earned after applying the constraint that a significant reversal of revenue will not occur in future periods.

Clients are generally billed monthly for the entire amount of the fees contractually due for the prior month’s enrollment, which typically includes the amount, if any, that is performance-based and may be subject to refund should performance targets not be met. Fees for participation are typically billed in the month after the services are provided. Deferred revenues arise from contracts that permit upfront billing and collection of fees covering the entire contractual service period, generally 6-12 months. A limited number of contracts provide for certain performance-based fees that cannot be billed until after they are reconciled with the client.

Provider Revenue

Our provider channel revenue is primarily based on the volume of health document requests fulfilled and recognized upon satisfactory delivery to the client. In addition, provider revenue is derived from subscription fees for various technology-related services that assist providers with efficiency and productivity and enhanced patient care. Subscription fees are recognized ratably over the contractual period.

Consumer Solutions Revenue

Our consumer solutions channel generates revenue mostly through ad sponsorships and content delivery. Content delivery revenue is recognized when the content is delivered to the client and the transaction has met the other criteria listed above. Ad sponsorship revenue is recognized when the contractual page views or impressions are delivered to the client.

Certain customer transactions may contain multiple performance obligations that may include delivery of content, page views, and ad sponsorship over time. To account for each of these elements separately, the delivered elements must be capable of being distinct and must be distinct in the context of the contract. Revenue is allocated based on the stand-alone or unbundled selling price for each performance obligation as the services are provided.

Business Combinations

We account for business acquisitions in accordance with ASC Topic 805, Business Combinations. We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of (i) the total costs of acquisition and fair value of any non-controlling interests over (ii) the fair value of the identifiable net assets of the acquired business.

The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities related to uncertain tax positions, and contingencies. We must also refine these estimates over a one-year measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Estimates and assumptions that we must make in estimating the fair value of future acquired technology, user lists, and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed, which could materially impact our results of operation.

New Accounting Pronouncements

See Note 1, Nature of Business and Significant Accounting Policies, to Sharecare’s consolidated financial statements included elsewhere in this Amended Super 8-K.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Following the consummation of the Business Combination, we expect to remain an emerging growth company at least through the end of the 2022 fiscal year and expect to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used. For additional information, see the section titled “Risk Factors — Risks Related to Sharecare — Risks Related to Being a Public Company — We are an ‘emerging growth company,’ and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.” incorporated by reference into the Super 8-K.